Exhibit 10-16

EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT, made as of March 1, 2002 (the "Agreement"), by and among ENERGY EAST MANAGEMENT CORPORATION, a Delaware corporation ("EEMC"), ENERGY EAST CORPORATION, a New York corporation and MICHAEL I. GERMAN (the "Executive").

          The Board of Directors of EEMC desires to provide for the employment of the Executive as a member of the management of EEMC. The Executive is willing to commit himself to serve EEMC, on the terms and conditions herein provided.

          In order to effect the foregoing, EEMC and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.    Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

          2.    Employment. EEMC hereby agrees to employ the Executive, and the Executive hereby agrees to serve EEMC, on the terms and conditions set forth herein, during the term of this Agreement (the "Term").

          3.    Term of Agreement. The Term will commence as of March 1, 2002 and end on December 31, 2003, unless further extended as hereinafter provided. Commencing on December 31, 2003 and each December 31 thereafter, the Term of this Agreement shall automatically be extended for one (1) additional year unless, not later than the September 30, immediately preceding each such December 31, EEMC or the Executive shall have given notice not to extend this Agreement.

          4.    Position and Duties. The Executive shall serve as Senior Vice President Business Development of EEMC and President and Chief Executive Officer of The Energy Network, Inc. and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Boards of EEMC and The Energy Network, Inc. The Executive shall devote substantially all his working time and efforts to the business and affairs of EEMC; provided, however, that the Executive may also serve on the boards of directors or trustees of other companies and organizations, as long as such service does not substantially interfere with the performance of his duties hereunder.

          5.    Compensation and Related Matters.

               5.1    Base Salary. EEMC shall pay the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Three Hundred Thousand Dollars ($300,000.00) per annum. The Base Salary shall be paid in substantially equal bi-weekly installments, in arrears. The Base Salary may be discretionarily increased by the Board from time to time as the Board deems appropriate in its reasonable business judgment. The Base Salary in effect from time to time shall not be decreased during the Term. During the period of the Executive's employment hereunder, the Board shall make an annual review of the Executive's compensation.

          Compensation of the Executive by Base Salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of EEMC. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way limit or reduce any other obligation of EEMC hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of EEMC to pay the Executive's Base Salary hereunder.

               5.2    Benefit and Incentive Plans. The Executive shall be entitled to participate in or receive compensation and/or benefits, as applicable, under all "employee benefit plans" (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA")), all incentive compensation plans, and all employee benefit arrangements made available by EEMC now or during the period of the Executive's employment hereunder to their executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that there shall be no duplication of the compensation and benefits created by this Agreement. The Executive's participation in such plans and arrangements shall be on an appropriate level, as determined by the Board, as appropriate.

               Notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, there shall be paid to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by giving the Executive, for purposes of that plan, service credit for three years of service for each of the Executive's actual years of service. All service with Energy East Corporation companies. Notwithstanding the foregoing sentence of this Section 5.2, and any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, if the Executive Retires from EEMC subsequent to July 13, 2010, there shall instead be paid to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) giving the Executive, for purposes of that plan, service credit for 40 years of service, (ii) deeming the Executive to be a "Key Person" as defined in, and for all purposes under, that plan and (iii) deeming the Executive's "highest three consecutive years of earnings within the last five years of employment" for purposes of that plan to be equal to the Executive's Base Salary at the rate in effect at the time he Retires plus the average of the highest three consecutive incentive compensation awards earned by the Executive within the last five years of employment under the AEIP (as hereinafter defined), or any successor annual executive incentive compensation plan.

               5.3    Expenses. Upon presentation of reasonably adequate documentation to EEMC, the Executive shall receive prompt reimbursement from the EEMC for all reasonable and customary business expenses incurred by the Executive in accordance with EEMC's policy in performing services hereunder. EEMC agrees to reimburse the Executive for any expenses he incurs in moving himself and his family from Binghamton, New York to any state in the Northeast.

               5.4    Vacation. The Executive shall be entitled to five (5) weeks of vacation during each year of this Agreement, or such greater period as the Board shall approve, without reduction in salary or other benefits.

          6.    Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with EEMC as a result of incapacity due to physical or mental illness, EEMC shall pay the Executive's Base Salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by EEMC during such period, until the Executive's employment is terminated by EEMC for Disability; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Base Salary payment under disability benefit plans of EEMC or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment. Subject to Sections 8 and 9 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 6, EEMC shall have no further obligations to the Executive under this Agreement.

          7.    Compensation Related to Termination. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive's Base Salary (to the Executive or in accordance with Section 13.2 if the Executive's employment is terminated by his death) through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by EEMC during such period. Subject to Sections 6, 8 and 9 hereof, after completing the expense reimbursements required by Section 5.3 hereof and making the payments and providing the benefits required by this Section 7, EEMC shall have no further obligations to the Executive under this Agreement.

          8.    Normal Post-Termination Payments Upon Termination of Employment. If the Executive's employment shall be terminated for any reason during the Term of this Agreement, EEMC shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Subject to Section 9.1 hereof and the second paragraph of Section 5.2 hereof, such post-termination compensation and benefits shall be determined under, and paid in accordance with, EEMC's retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

          9.    Severance Payments.

               9.1    EEMC shall pay the Executive the payments described in this Section 9.1 (the "Severance Payments") upon the termination of the Executive's employment prior to the end of the Term, in addition to the payments and benefits described in Sections 7 and 8 hereof, unless such termination is (i) by EEMC for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason.

          (A)   In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, and in lieu of any severance benefit otherwise payable to the Executive, EEMC shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of:

          (i)   the Executive's annual Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based; and

          (ii)   the average of the three most recent incentive compensation awards earned by the Executive under the Company's Annual Executive Incentive Plan (the "AEIP"), or any successor annual executive incentive compensation plan, before the Date of Termination.

          (B)   Notwithstanding any provision of the AEIP, or any successor annual executive incentive compensation plan, EEMC shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under the AEIP, or any successor annual executive incentive compensation plan, but has not yet been either (x) paid (pursuant to Section 7 hereof or otherwise) or (y) deferred pursuant to EEMC's Deferred Compensation Plan for Salaried Employees, and (ii) a pro-rata portion to the Date of Termination of the aggregate value of any contingent incentive compensation award to the Executive for any uncompleted fiscal year under the AEIP or any successor annual executive incentive compensation plan, calculated by assuming that the Maximum Earnings Level (as defined in the AEIP) had been achieved and that the Executive's Level of Achievement (as defined in the AEIP) were one hundred percent (or in the case of any such successor plan, that maximum performance with respect to all applicable performance goals had been achieved), with such pro-rata amount being reduced (but not below zero) by any amounts paid to the Executive with respect to such uncompleted fiscal year pursuant to Article XI(A)(iii) of the AEIP, or any comparable provision of any such successor plan, as a result of a Change-in-Control that occurs during such uncompleted fiscal year.

          (C)   The second paragraph of Section 5.2 hereof shall be inapplicable, and notwithstanding any provision of the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, EEMC shall pay to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) an amount that shall be determined by (i) deeming the Executive (a) to have 40 years of service credit, for purposes of that plan, (b) to be at least 60 years of age and (c) to be a "Key Person" as defined in, and for all purposes under, that plan and (ii) deeming the Executive's "highest three consecutive years of earnings within the last five years of employment" for purposes of that plan to be equal to the Executive's Base Salary as determined pursuant to Section 9.1(A)(i) hereof plus the average of the highest three consecutive incentive compensation awards earned by the Executive within the last five years of employment under the AEIP, or any successor annual executive incentive compensation plan, and such benefits shall be determined without regard to any amendment to the Company's Supplemental Executive Retirement Plan (or any successor plan) made subsequent to a Change-in-Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder.

          Notwithstanding any provision in the Company's Supplemental Executive Retirement Plan (or any successor plan) that may be to the contrary, the benefits otherwise payable to the Executive pursuant to this Section 9.1(C) shall be paid to the Executive in a lump sum payment that is equal in amount to the present value (determined in accordance with the methodology used to calculate the "Actuarial Equivalent" pursuant to Section 6(C) of the Company's Supplemental Executive Retirement Plan (or any successor plan)) of such benefits and such payment shall be in lieu of any payments to which the Executive otherwise would have been entitled under the Company's Supplemental Executive Retirement Plan (or any successor plan) and shall satisfy any obligations that EEMC would otherwise have to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan). Such lump sum payment shall be paid to the Executive no later than the due date of the first payment that is or would be due to the Executive under the Company's Supplemental Executive Retirement Plan (or any successor plan) assuming that the Executive were entitled to receive payments thereunder.

          Notwithstanding the immediately preceding paragraph of this Section 9.1(C), the Executive may elect to have the benefits otherwise payable to the Executive pursuant to this Section 9.1(C) be paid to the Executive in the manner provided for under the Company's Supplemental Executive Retirement Plan (or any successor plan) and such method of payment shall be in lieu of a lump sum payment. The Executive shall make such election by sending a letter to EEMC in which he states that he has decided to make such election. The election shall not be effective unless the letter is received by EEMC (i) at least 90 days prior to the Date of Termination and (ii) prior to the first day of the calendar year in which the Date of Termination occurs. The Executive shall have the right to revoke any such election by sending a letter to EEMC in which he states that he has decided to revoke such election. The revocation of such election shall not be effective unless the letter is received by EEMC (i) at least 90 days prior to the Date of Termination and (ii) prior to the first day of the calendar year in which the Date of Termination occurs. If the Executive revokes an election, he can make a new election (in the manner, and subject to the timing requirements, set forth in this paragraph), and he can revoke any such new election (in the manner, and subject to the timing requirements, set forth in this paragraph).

          (D)   For a thirty-six (36) month period after the Date of Termination, EEMC shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits constituting a basis for a termination by the Executive of his employment for Good Reason). Notwithstanding the prior sentence, the Company may elect to make any payment due pursuant to such sentence in a lump sum. Benefits otherwise receivable by the Executive pursuant to this Section 9.1(D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to EEMC by the Executive). If the benefits provided to the Executive under this Section 9.1(D) shall result in a Gross-Up Payment pursuant to Section 9.2, and these Section 9.1(D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Gross-Up Payment shall be recalculated so as to reflect that reduction, and the Executive shall refund to EEMC an amount equal to any calculated reduction in the Gross-Up Payment, but only if, and to the extent, the Executive receives a refund of any Excise Tax previously paid by the Executive pursuant to Section 9.2 hereof.

               9.2    (A)   Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by EEMC to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then EEMC shall pay to or on behalf of the Executive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (B)   Subject to the provisions of Section 9.2(C) hereof, all determinations required to be made under this Section 9.2, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by EEMC's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within thirty (30) business days of the Date of Termination and/or such earlier date(s) as may be requested by EEMC (each such date and the Date of Termination shall be referred to as a "Determination Date," for purposes of this Section 9.2(B) and Section 9.3 hereof). All fees and expenses of the Accounting Firm shall be borne solely by EEMC. The initial Gross-Up Payment, if any, as determined pursuant to this Section 9.2(B), shall be paid by EEMC to or for the benefit of the Executive within fifteen (15) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Section 9.2(B) shall be binding upon EEMC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by EEMC should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that EEMC exhausts its remedies pursuant to Section 9.2(C) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by EEMC to or for the benefit of the Executive.

               (C)   The Executive shall notify EEMC in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by EEMC of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise EEMC of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to EEMC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If EEMC notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i)   give EEMC any information reasonably requested by EEMC relating to such claim,

          (ii)   take such action in connection with contesting such claim as EEMC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by EEMC,

          (iii)   cooperate with EEMC in good faith in order effectively to contest such claim, and

          (iv)   permit EEMC to participate in any proceeding relating to such claim;

provided, however, that EEMC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9.2(C), EEMC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as EEMC shall determine; provided, however, that if EEMC directs the Executive to pay such claim and sue for a refund, EEMC shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, EEMC's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (D)   If, after the receipt by the Executive of an amount advanced by EEMC pursuant to Section 9.2(C) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to EEMC's complying with the requirements of Section 9.2(C) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by EEMC pursuant to Section 9.2(C) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and EEMC does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

               9.3    Except as otherwise specifically provided in Sections 9.1 and 9.2, the payments provided for in Sections 9.1 and 9.2 hereof shall be made not later than the fifteenth (15th) day following the relevant Determination Date, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, EEMC shall pay to or on behalf of the Executive on such day an estimate, as determined by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the forty-fifth (45th) day after the relevant Determination Date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by EEMC to the Executive, payable on the fifth (5th) business day after demand by EEMC (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

               9.4    EEMC also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of an event which entitles the Executive to the Severance Payments or any Gross-Up Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within fifteen (15) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as EEMC reasonably may require.

          10.    Termination Procedures.

               10.1 Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to another in accordance with Section 14 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

               10.2 Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by EEMC, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          11.    No Mitigation. EEMC agrees that, if the Executive's employment hereunder is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by EEMC hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Section 9.1(D) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to EEMC, or otherwise.

          12.    Confidentiality and Noncompetition.

The Executive will not, during or after the Term, disclose to any entity or person any information which is treated as confidential by EEMC, the Company or the subsidiaries or affiliates of the Company and is not generally known or available in the market place, and to which the Executive gains access by reason of his position as an employee of EEMC or by reason of his prior position as an employee or director of the Company or any of its subsidiaries or affiliates (each, an "EE Entity").

               12.1    For a twelve-month period immediately following his Date of Termination, the Executive shall not, except as permitted by EEMC upon its prior written consent, enter, directly or indirectly, into the employ of or render or engage in, directly or indirectly, any services to any person, firm or corporation within the "Restricted Territory," which is a major competitor of any EE Entity with respect to products which any EE Entity is then producing or services any EE Entity is then providing (a "Competitor"). However, it shall not be a violation of the immediately preceding sentence for the Executive to be employed by, or render services to, a Competitor, if the Executive renders those services only in lines of business of the Competitor which are not directly competitive with the primary lines of business of any EE Entity or are outside of the Restricted Territory. For purposes of this Section 12.2, the "Restricted Territory" shall be the states of Connecticut, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

               If, at any time in connection with or following a Change-in-Control, and prior to the end of the Term, the Executive terminates his own employment with Good Reason (and not in connection with his Disability or Retirement) or EEMC terminates his employment without Cause, then for a twelve month period immediately following his Date of Termination, the Executive shall not enter into the employ of any person, firm or corporation or any affiliate thereof (as such term is defined in Rule 12b-2 of the Exchange Act) that caused the Change-in-Control.

          13.    Successors; Binding Agreement.

               13.1    In addition to any obligations imposed by law upon a successor, EEMC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of EEMC to expressly assume and agree to perform this Agreement in the same manner and to the same extent that EEMC would be required to perform it if no such succession had taken place. Failure of EEMC to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from EEMC in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

               13.2    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          14.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To EEMC:

Energy East Management Corporation
Ithaca-Dryden Road
Box 3287
Ithaca, New York 14852
Attention: Vice President - Human Resources

To the Executive:

Michael I. German
8 Meadowood Lane
Binghamton, NY 13901

To the Company:

Energy East Corporation
One Commerce Plaza
99 Washington St.
Albany, New York 12260
Attention: Corporate Secretary

          15.    Miscellaneous.

               15.1    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board and by the Company's Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein including without limitation the Employment Agreement among the Company, NYSEG and the Executive dated as of May 19, 2000, which has been terminated and cancelled. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of EEMC, the Company, or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

               15.2    References in this Agreement to employee benefit plans, compensation plans, incentive plans, pension plans, disability policies or similar plans, programs or arrangements of EEMC include such plans, programs or arrangements of the Company if maintained for the benefit of employees of EEMC and the Executive is participating in such plans, programs or arrangements.

               15.3    Notwithstanding any provision of this Agreement to the contrary, in the event EEMC does not make any payment required to be made by it under this Agreement, the Company shall be liable to the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees for all payment obligations of EEMC under this Agreement.

          16.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          17.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          18.    Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied. To the extent permitted by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Binghamton, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

          19.    Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

               (A)   "AEIP" shall have the meaning stated in Section 9.1(A)(ii) hereof.

               (G)   "Base Salary" shall have the meaning stated in Section 5.1 hereof.

               (H)   "Beneficial Owner" shall have the meaning defined in Rule 13-d-3 under the Exchange Act.

               (I)   "Board" shall mean the Board of Directors of EEMC.

               (J)   "Cause" for termination by EEMC of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with EEMC (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 10.1) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to EEMC or the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of EEMC.

               (F)   A "Change-in-Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs (I), (II), (III) or (IV) shall have been satisfied during the Term:

          (I)   an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (l) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (III) of this definition; or

          (II)   a change in the composition of the Company's Board such that the individuals who, as of March 1, 2002, constitute the Company's Board (such Company Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Company's Board; provided, however, for purposes of this Section 19(F), that any individual who becomes a member of the Company's Board subsequent to March 1, 2002, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Company's Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company's Board shall not be so considered as a member of the Incumbent Board; or

          (III)   consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or any entity controlled by the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the Company resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (IV)   the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

               (K)   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

               (H)   "Company" shall mean Energy East Corporation.

               (I)   "Date of Termination" shall have the meaning stated in Section 10.2 hereof.

               (J)   "Determination Date" shall have the meaning stated in Section 9.2(B) hereof.

               (K)   "Disability" shall be deemed the reason for the termination by EEMC of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with EEMC for the maximum number of months applicable to the Executive under EEMC's Disability Policy for Salaried Employees (or any successor policy) (but in no event for less than six (6) consecutive months), EEMC shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

               (L)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

               (M)   "Excise Tax" shall have the meaning stated in Section 9.2(A) hereof.

               (N)   "Executive" shall mean the individual named in the first paragraph of this Agreement.

               (O)   "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following:

          (I)   the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of EEMC and The Energy Network, Inc. or a substantial alteration in the nature or status of the Executive's responsibilities from those in effect on the date hereof (including, without limitation, any such alteration after a Change-in-Control attributable to the fact that the Company may no longer be a public company), provided, however that the Executive no longer serving as a director of EEMC or any affiliate of EEMC shall not be deemed Good Reason for termination by the Executive of the Executive's employment;

          (II)   a reduction by EEMC in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (III)   the failure by EEMC, without the Executive's consent, to pay to the Executive any portion of the Executive's compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of EEMC, within fifteen (15) days of the date such compensation is due;

          (IV)   any other material breach of this Agreement by EEMC;

          (V)   after a Change-in-Control, the failure by EEMC to continue the Executive's participation in any compensation plan in which the Executive participates on the date of the Change-in-Control which is material to the Executive's total compensation, including but not limited to the AEIP, and the Company's Supplemental Executive Retirement Plan or any successor plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed on the date of the Change-in-Control;

          (VI)   after a Change-in-Control, the failure by EEMC to continue to provide the Executive with benefits not less favorable in the aggregate than those enjoyed by the Executive under any of EEMC's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating on the date of the Change-in-Control, or the taking of any action by EEMC which would directly or indirectly materially reduce any of such benefits;

          (VII)   the giving by EEMC to the Executive of a notice pursuant to Section 3 hereof that the Term shall not be extended; or

          (VIII)   any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10.1; for purposes of this Agreement, no such purported termination shall be effective.

               The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In addition, a termination of the Executive's employment by the Executive, regardless of the reason, during the 30-day period immediately following the first anniversary of a Change-in-Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

               (P)   "Gross-Up Payment" shall have the meaning stated in Section 9.2(A) hereof.

               (Q)   "Notice of Termination" shall have the meaning stated in Section 10.1 hereof.

               (R)   "NYSEG" shall mean New York State Electric & Gas Corporation.

               (S)   "Retirement" shall be deemed the reason for the termination by EEMC or the Executive of the Executive's employment if such employment is terminated in accordance with EEMC's retirement policy, not including early retirement, generally applicable to its salaried employees, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

               (T)   "Retires" shall, for purposes of the second paragraph of Section 5.2 hereof, refer to the termination of the Executive's employment in accordance with EEMC's retirement policy, not including early retirement (except that, on July 13, 2010, and thereafter, the Executive shall be deemed to have satisfied any normal retirement age requirement of that retirement policy), generally applicable from time to time to its salaried employees, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

               (U)   "Severance Payments" shall mean those payments described in Section 9.1 hereof.

               (V)   "Term" shall have the meaning stated in Section 3 hereof.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ENERGY EAST MANAGEMENT CORPORATION

By  /s/ Richard R. Benson
          Richard R. Benson
          Vice President - Human Resources

ENERGY EAST CORPORATION

By  /s/ Kenneth M. Jasinski

 /s/ Michael I. German
          Michael I. German